Exhibit 99.4

2725 Sand Hill Road
Suite 200
Menlo Park, CA 94025

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

     We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of Replidyne, Inc. (the “Registration Statement”) and in the proxy statement/prospectus of Replidyne, Inc. and Cardiovascular Systems, Inc., which is part of the Registration Statement, of our opinion dated November 3, 2008, appearing as Annex D to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY—Opinion of Replidyne’s Financial Advisor,” “REPLIDYNE PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF SHARES OF REPLIDYNE COMMON STOCK IN THE MERGER—Background of the Merger—Historical Background for Replidyne,” “REPLIDYNE PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF SHARES OF REPLIDYNE COMMON STOCK IN THE MERGER —Background of the Merger—Background of Transaction Between Replidyne and CSI,” “REPLIDYNE PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF SHARES OF REPLIDYNE COMMON STOCK IN THE MERGER —Reasons for the Merger—Replidyne Reasons for the Merger” and “REPLIDYNE PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF SHARES OF REPLIDYNE COMMON STOCK IN THE MERGER —Opinion of Replidyne’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
Date: January 8, 2009

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Charles Newton
Charles Newton
Managing Director